Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Bruce Voss
Guy Childs, Chief Financial Officer	Ina McGuinness
(719) 633-8333 www.spectranetics.com	(310) 691-7100 www.lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS REPORTS RECORD REVENUES, UP 32 PERCENT, FUELED BY LAUNCH OF NEW
CATHETERS FOR PERIPHERAL VASCULAR DISEASE

COLORADO SPRINGS, Colo. (July 20, 2004) – Spectranetics Corporation (Nasdaq: SPNC) today reported second quarter financial results. Revenue totaled $8.7 million, a 32% increase over $6.5 million during the second quarter of 2003. Net income during the second quarter ended June 30, 2004, rose to $401,000, or $0.01 per diluted share, up from $53,000, or $0.00 per diluted share, last year.

Total revenue for the second quarter of 2004 rose 32% to a record $8.7 million, up from $6.5 million in the second quarter of 2003. The increase was led by disposable product revenue (which includes atherectomy and lead removal product sales), which increased 27% to $6.6 million compared with $5.2 million last year. Atherectomy and lead removal sales were up 43% and 13%, respectively. Atherectomy revenue includes sales of $1.0 million from the recently FDA-approved larger diameter catheters which range in size from 2.0 to 2.6 mm in diameter and which are marketed under the CLiRpath® brand. FDA clearance for these new products was received on April 29, 2004 for use in total occlusions in the legs that cannot be crossed with a guidewire.

Equipment product revenue (which includes laser hardware sales and rental fees) for the quarter was $0.7 million, up from $0.4 million for the same period last year. The worldwide installed base grew to 394 laser systems at June 30, 2004 (293 in the United States), a net increase of six units during the quarter, versus seven units sold during the same quarter last year. Service and other revenue rose 47% to $1.3 million compared with $0.9 million during the same quarter last year.

Gross margins strengthened to 75% for the second quarter of 2004, up from 73% last year, reflecting improved margins across all product lines, which included the benefit of manufacturing efficiencies realized as a result of the higher volume of catheters produced and sold.

Operating expenses for the second quarter of 2004 rose 30% to $6.2 million from $4.7 million during the same quarter last year, due to the planned CLiRpath® product launch that commenced in May 2004, higher royalties and commissions related to higher sales, increased general and administrative costs associated with Sarbanes-Oxley compliance, and increased costs as a result of our clinical trial activities in the area of a laser-based treatment for heart attacks.

John G. Schulte, president and chief executive officer, said, “This quarter we delivered record revenue and continued sequential revenue growth reflecting improvement in all areas of our business. This strong performance is a reflection of our strategy to focus on disposable growth through increased penetration of our current markets in coronary atherectomy and lead removal, coupled with expansion into a new market segment – peripheral vascular disease.”

Schulte added, “Our near-term clinical efforts are focused on extending the application of our laser catheters to treat heart attacks, which is a potential $200 million market in the U.S. alone. This quarter we received FDA clearance for the FAMILI study. The goal of this feasibility study is to determine if treating the heart attack with the laser restores blood flow and reduces the infarct size, or amount of dead heart muscle. If the clinical data warrants, it is likely we will initiate a randomized trial during 2005.”

“This year’s financial guidance, which was introduced in February, projects revenue growth of 5% to 7%, driven primarily by an increase in disposable product sales and did not include revenue contributions from our then yet-to-be-approved CLiRpath catheters. Net income projections of between $500,000 and $1 million did, however, reflect certain costs in anticipation of the CLiRpath product launch and a continued focus on product development and clinical research programs. By the time we report our third quarter financial results in October, we believe we will have sufficient data on sales trends and re-order rates for CLiRpath to allow us to provide an update on the current 2004 financial guidance,” Schulte concluded.

Year-to-Date Financial Results
Net income for the six months ended June 30, 2004 was $536,000, or $0.02 per share on a diluted basis, compared with $194,000, or $0.01 per share on a diluted basis, during the first half of 2003.

Total revenue for the six months ended June 30, 2004 rose 22% to $16.4 million from $13.5 million for the first half of 2003. Year-to-date 2004 disposable product revenue was $12.3 million, up 20% compared with the same period last year. Atherectomy and lead removal revenue increased 34% and 8%, respectively. Laser equipment placements totaled 11 compared with 8 for the same period last year, and equipment revenue was essentially flat at $1.5 million compared with last year. Service and other revenue rose 47% to $2.7 million from $1.9 million for the 2003 six-month period.

The gross margin for the first half of 2004 was 74% compared with 71% in the first half of 2003 and was favorably impacted by product mix and manufacturing efficiencies resulting from higher volumes.

Cash, cash equivalents and investment securities totaled $16.0 million at June 30, 2004, up from $13.2 million at December 31, 2003.

Conference Call
Company management will host an investment-community conference call today beginning at 11:00 a.m. Eastern Time to discuss these results.

Individuals interested in listening to the conference call may do so by dialing (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.

The telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 8628118. The web site replay will be available for 14 days following the completion of the call.

About Spectranetics
Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Our CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. In April 2004, the Company obtained 510(k) clearance from the FDA for the laser-based treatment of patients suffering from total occlusions (blockages) in their leg arteries that are not crossable with a guidewire.

Spectranetics, CVX-300 and CLiRpath are registered trademarks of The Spectranetics Corporation.

- Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue	$8,657	$6,545	$16,444	$13,522
Cost of revenue	2,162	1,791	4,293	3,899

Gross margin	6,495	4,754	12,151	9,623
Gross margin %	75%	73%	74%	71%
Operating expenses:
Selling, general and administrative	4,940	3,826	9,371	7,696
Research, development and other technology	1,228	908	2,347	1,832

Total operating expenses	6,168	4,734	11,718	9,528

Operating income	327	20	433	95
Other income, net	74	33	103	99

Net income	$401	$53	$536	$194

Earnings (loss) per common and common equivalent share – basic	$0.02	$0.00	$0.02	$0.01

Earnings (loss) per common and common equivalent share – diluted	$0.01	$0.00	$0.02	$0.01

Weighted average shares outstanding
Basic	25,047	24,225	24,851	24,105
Diluted	27,230	25,059	26,914	24,989

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	June 30,	December 31,
	2004	2003
Assets
Current assets
Cash, cash equivalents and securities	$12,979	$11,281
Restricted cash	—	1,133
Accounts receivable	5,251	4,729
Inventories	2,078	1,899
Other current assets	867	621

Total current assets	21,175	19,663
Property, plant and equipment, net	3,783	3,633
Investment securities, non current	2,984	2,000
Other assets	670	786

Total assets	$28,612	$26,082

Liabilities and stockholders’ equity
Current liabilities	8,153	7,697
Non-current liabilities	109	173
Stockholders’ equity	20,350	18,212

Total liabilities and stockholders’ equity	$28,612	$26,082

THE SPECTRANETICS CORPORATION
Supplemental Financial Information

Financial Summary:	2003			2004
	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr

(000’s, except per share amounts)
Laser Revenue:
Equipment sales	$182	$450	$215	$438	$398
Rental fees	260	295	350	323	336

Total laser revenue	442	745	565	761	734
Disposable Products Revenue:
Atherectomy revenue	2,431	2,483	2,781	3,075	3,474
Lead removal revenue	2,761	2,656	2,998	2,638	3,109

Total disposable products revenue	5,192	5,139	5,779	5,713	6,583
Service and other revenue	911	1,017	1,102	1,313	1,340
Total revenue	6,545	6,901	7,446	7,787	8,657
Net income	53	357	378	135	401
Net income per share
Basic	0.00	0.01	0.02	0.01	0.02
Diluted	0.00	0.01	0.01	0.01	0.01
Cash flow generated (used) from operating activities	171	396	203	(43)	228
Total cash and investment securities-current and non-current	12,308	12,908	13,281	14,948	15,963
Laser sales summary:
Laser sales from inventory	1	0	3	1	1
Laser sales from evaluation/rental units	1	5	0	2	3

Total laser sales	2	5	3	3	4
Worldwide Installed Base Summary:
Laser sales from inventory	1	0	3	1	1
Rental placements	2	0	0	0	0
Evaluation placements	9	8	7	6	8

Laser placements during quarter	12	8	10	7	9
Buy-backs/returns during quarter	(5)	—	(3)	(2)	(3)

Net laser placements during quarter	7	8	7	5	6
Total lasers placed at end of quarter	368	376	383	388	394

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